Exhibit 21.1
BURLINGTON RESOURCES INC.
SUBSIDIARIES OF THE REGISTRANT
      The following is a list of the significant subsidiaries of Burlington Resources Inc. showing the place of incorporation or organization and the percentage of voting securities owned.

		PERCENTAGE
		OF VOTING
		SECURITIES OWNED
	JURISDICTION OF	DIRECTLY OR
	INCORPORATION	INDIRECTLY BY
NAME OF COMPANY	OR ORGANIZATION	IMMEDIATE PARENT

Burlington Resources International Inc.	Delaware	100%
Burlington Resources Oil & Gas Company LP	Delaware	100%
Burlington Resources Trading Inc.	Delaware	100%
Glacier Park Company	Delaware	100%
The Louisiana Land and Exploration Company	Maryland	100%
BROG GP Inc.	Delaware	100%
BROG LP Inc.	Delaware	100%
Burlington Resources Canada Ltd.	Alberta, Canada	100%
Burlington Resources Canada (Hunter) Ltd.	Alberta, Canada	100%
Burlington Resources Canada Partnership	Alberta, Canada	100%
The names of certain subsidiaries are omitted as such subsidiaries, considered as a single subsidiary, would not constitute a significant subsidiary.